 EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Metropolitan Bank Holding Corp. of our report dated March 13, 2019 relating to the consolidated financial statements appearing in the Annual Report on Form 10-K of Metropolitan Bank Holding Corp. for the year ended December 31, 2018.

/s/ Crowe LLP
Crowe LLP
Livingston, New Jersey
August 26, 2019